Exhibit 4.4

THIS OFFER EXPIRES AT 5:00 P.M. PACIFIC TIME, ON [RIGHT EXP DATE]

COMMUNITY WEST BANCSHARES
SUBSCRIPTION CERTIFICATE
TO SUBSCRIBE FOR 9% SUBORDINATED CONVERTIBLE DEBENTURE DUE [MATURITY DATE]

Community West Bancshares (“Community West”) has issued to each of its shareholders of record (the “Record Date Shareholders”), as of the close of business on March 31, 2010 (the ''Record Date”), one non-transferable right (a “Right”) entitling such Record Date Shareholder to subscribe for and to purchase $1,000 in principal amount of 9% Subordinated Convertible Debentures due [MATURITY DATE] for every 1,000 shares of Community West’s no par value common stock (the “Common Stock”), or a fraction thereof, held on the Record Date by such Record Date Shareholder, at a purchase price of 100% of principal amount (the “Basic Subscription Privilege”).  The terms and conditions of the rights offer (the “Rights Offering”) are set forth in Community West's Prospectus, dated [PROSPECTUS DATE] (the “Prospectus”), which is incorporated herein by reference.   Debentures will be issued only in denominations of integral multiples of $1,000.  Record Date Shareholders may round up their shareholding to the nearest integral number of 1,000 (the “Rounding-Up Privilege”) and subscribe to purchase a Debenture in like principal amount, as described in the Prospectus.  Record Date Shareholders who have fully exercised their Basic Subscription and Rounding-Up Privileges are entitled to subscribe for additional Debentures pursuant to the Over-Subscription Privilege, subject to certain limitations and allotment, as described in the Prospectus.  Capitalized terms not defined herein have the meanings attributed to them in the Prospectus.

THE RIGHTS ARE NON-TRANSFERABLE

The Rights are non-transferable and, therefore, may not be transferred or sold.

SUBSCRIPTION PRICE

The Subscription Price is 100% of the principal amount of the Debentures for which subscription is made.

METHOD OF EXERCISE OF RIGHTS

IN ORDER TO EXERCISE YOUR RIGHT, YOU MUST COMPLETE AND SIGN THIS SUBSCRIPTION CERTIFICATE ON THE BACK AND RETURN IT IN THE ENVELOPE PROVIDED TOGETHER WITH PAYMENT OF AN AMOUNT EQUAL TO THE SUBSCRIPTION PRICE OF THE DEBENTURES FOR WHICH YOU HAVE SUBSCRIBED (INCLUDING PURSUANT TO THE ROUNDING-UP PRIVILEGE AND THE OVER-SUBSCRIPTION PRIVILEGE) TO COMPUTERSHARE BEFORE 5:00 P.M. PACIFIC TIME, ON [RIGHTS EXP DATE], OR SUCH LATER DATE AS MAY BE DETERMINED BY COMMUNITY WEST (''RIGHTS OFFERING EXPIRATION DATE'').

Full payment of the Subscription Price for all Debentures subscribed for pursuant to the Basic Subscription Privilege (including the Rounding Up Privilege) and the Over-Subscription Privilege must accompany this Subscription Certificate and must be made payable in United States dollars by money order or check drawn on a bank or branch located in the United States payable to “Computershare Trust Company, N.A.”  No third-party checks will be accepted.  Because uncertified personal checks may take at least five business days to clear, we recommend you pay, or arrange for payment, by means of certified or cashier's check.  For additional information, see the Prospectus.

Certificates for the Debentures acquired pursuant to the exercise of a Right, including pursuant to the Rounding-Up Privilege and the Over-Subscription Privilege, will be mailed as soon as practicable after the expiration of the Rights Offering and full payment for the Debentures subscribed for has been received and cleared.  Because a shareholder may not receive any or all the Debentures for which the shareholder subscribes, shareholders may receive a refund of all or part of the subscription payment.   Any excess payment to be refunded by Community West to a shareholder will be mailed to such shareholder as promptly as practicable.  No interest will be paid to shareholders on such amounts.

Name
Account Registration
Account Number
Maximum Eligible Debentures under the Basic Subscription Privilege, Giving Effect to Rounding-up Privilege

INSTRUCTIONS FOR EXERCISING RIGHTS AND SUBSCRIBING FOR DEBENTURES (Check the appropriate boxes)
IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT:
☐I apply for ALL of my entitlement of Debentures pursuant to the Basic Subscription Privilege and the Rounding-up Privilege	$______________________________ (principal amount of Debentures of $1,000 or integral multiples of $1,000)

☐In addition, I apply for additional Debentures pursuant to the Over-Subscription Privilege*	$______________________________ (principal amount of Debentures of $1,000 or integral multiples of $1,000)
IF YOU DO NOT WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT:
☐I apply for (must be at least $1,000, or an integral multiple of $1,000)	$______________________________ (principal amount of Debentures of $1,000 or integral multiples of $1,000)
IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE: Please disregard this mailing.

 * You can participate in the Over-Subscription Privilege only if you have subscribed for your full entitlement of debentures pursuant to the Basic Subscription Privilege and have exercised your Rounding-up Privilege.

IF DEBENTURES ARE TO BE HELD IN JOINT OWNERSHIP, ALL JOINT OWNERS SHOULD SIGN THIS CERTIFICATE

Name of Shareholder (please print or type)	Signature

Name of Shareholder (please print or type)	Signature

Please complete this Subscription Certificate and return it along with the full subscription price for all Debentures to be purchased by mail or overnight courier to:

Computershare Trust Company, N.A.
By Mail: Computershare Trust Company N.A. Attention: Corporate Actions Community West Bancshares Rights Offering P.O. Box 43011 Providence, RI 02940-3011	By Express Mail or Overnight Courier: Computershare Trust Company N.A. Attention: Corporate Actions Community West Bancshares Rights Offering 250 Royall Street Suite V Canton, MA 20201

DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.  PAYMENT IN FULL OF TH SUBSCRIPTION AMOUNT MUST BE MADE AT THE SAME TIME YOU RETURN THE SUBSCRIPTION CERTIFICATE.

Any questions regarding this Subscription Certificate and the Offer may be directed to: Georgeson Inc., 199 Water Street – 26th Floor, New York, New York 10038 (866) 203-9357.